January 27, 1997



Avant! Corporation
1208 East Arques Avenue
Sunnyvale, California 94086


                  Re: Amendment No. 1 to the Registration Statement on Form S-3


Ladies and Gentlemen:


         We have examined the Amendment No. 1 to the Registration Statement on Form S-3 to be filed by Avant! Corporation (the "Company") with the Securities and Exchange Commission on January 27, 1997, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of certain shares of the Company's Common Stock (the "Shares") previously issued to the shareholders of FrontLine Design Automation, Inc. ("FrontLine") and NexSyn Design Technology Inc. ("NexSyn") in connection with the merger of a wholly owned subsidiary of the Company with and into FrontLine and the acquisition of all of the outstanding Capital Stock of NexSyn, respectively. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.


         It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

         We  consent  to  the  use  of  this  opinion  as  an  exhibit  to  said
Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.


                                       Very truly yours,

                                       /s/ Gunderson Dettmer Stough
                                           Villeneuve Franklin & Hachigian, LLP
                                           ------------------------------------
                                       GUNDERSON DETTMER STOUGH
                                       VILLENEUVE FRANKLIN & HACHIGIAN, LLP